SOUTHWEST BANCORP, INC. AND AFFILIATES
AMENDED AND RESTATED SEVERANCE COMPENSATION PLAN

The Stillwater National Bank and Trust Company Severance Compensation Plan originally was made and entered into by Stillwater National Bank and Trust Company, for the benefit of certain officers, key management and highly compensated employees effective June 24, 1993, and was amended and restated effective July 24, 1997 and August 26, 2004. It is hereby further amended and restated as of January 1, 2008. The purpose of the Plan as amended and restated is to protect and retain certain officers, key management and highly compensated employees of Southwest Bancorp, Inc. (“Southwest”) and its affiliates in the event of a Change in Control and to reward those employees for loyal service to Southwest by providing for severance compensation to them upon their termination of employment after a Change in Control as provided herein.

ARTICLE I
DEFINITIONS

The terms defined in this Article shall have the meanings given below:

1.1	Affiliate means any corporation, partnership, business trust, or other business entity of which Southwest has or acquires direct or indirect voting power over 50 percent or more of the outstanding common shares or equivalent voting interests, and shall include, without limitation, SNB-Stillwater and SNB-Wichita.

1.2 Annual Earnings means one-year’s Earnings at the higher of the rate in effect;

(a) upon the Change in Control; or

(b) immediately prior to the Participant’s Qualified Termination of Service.

1.3 Board means:

(a)	the Board of Directors of Southwest; and

(b)	the Board of Directors of the Southwest Company that employs, or intends to employ, the Participant at the date the Participant is selected for participation in the Plan, unless that Southwest Company does not execute the Plan.

1.4	Change in Control means:

(a)	the date any entity or person, including a group as defined in Section l3(d)(iii) of the Securities Exchange Act of 1934 shall become the beneficial owner of, or shall have obtained voting control over, 50 percent or more of the outstanding common shares of either Southwest or SNB-Stillwater;

(b)	the date the shareholders of either Southwest or SNB-Stillwater approve a definitive agreement (i) to merge or consolidate either Southwest or SNB-Stillwater with or into another corporation in which either Southwest or SNB-Stillwater, respectively, is not the continuing or surviving corporation or pursuant to which any common shares of either Southwest or SNB-Stillwater would be converted into cash, securities, or other property of another, other than a merger of either Southwest or SNB-Stillwater in which holders of common shares immediately prior to the merger have the same proportionate interest of common stock of the surviving corporation immediately after the merger as immediately before, or (ii) to sell or otherwise dispose of substantially all of the assets of either Southwest or SNB-Stillwater; or

(c)	the date there shall have been change in a majority of the Board of either Southwest or SNB-Stillwater within a 12 month period unless the nomination of each new director was approved by the vote of two-thirds (2/3) of directors then still in office who were in office at the beginning of the 12 month period.

The Committee shall determine whether a Change in Control has occurred. The Committee’s decision is discretionary and shall be conclusive and binding.

1.5 Code means the Internal Revenue Code of 1986, as amended.

1.6	Committee means the Compensation Committee of the Southwest Board. Any function exercisable by such Committee may also be exercised by the Board.

1.7	Earnings means only the annual rate of salary (base cash compensation) payable to the Participant by Southwest and any Affiliates of the Bank, and shall not include overtime, bonus, commissions, or any non-cash amounts (including amounts attributable to stock options). Earnings shall not be reduced by amounts excluded from gross income under Sections 125, 402(a)(8) or 402(h) or limited as provided under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (“Code”).

1.8	Effective Date means January 1, 2008 with respect to this amendment and restatement.

1.9	Good Reason shall mean a reason for the Participant’s voluntary termination of employment within one of the following categories, provided that termination occurs within two years of the initial existence of the reason for termination:

(a)	a material reduction in Participant’s Earnings in effect immediately prior to a Change in Control or as increased thereafter;

(b)	the assignment of Participant without Participant’s consent to (i) a location outside of the metropolitan statistical area (“MSA”) in which such Participant was assigned at the date of the Change in Control, or (ii) if Participant was not assigned in an MSA at such date, a location more than 75 miles from the location to which Participant was assigned at the date of the Change in Control;

(c)	a material reduction in the authority or responsibility that Participant had immediately prior to the Change in Control;

(d)	a material reduction in the authority or responsibility that the person or group to whom the Executive is required to report had immediately prior to the Change in Control;

(e)	a material reduction in the level of incentive compensation or benefits of a Participant from those in effect immediately prior to a Change in Control except such reductions as are applicable to all employees or key executives generally and which do not have a disproportionate effect on Participant; or

(f)	a material breach under a binding employment agreement with the Executive in effect immediately prior to a Change in Control.

Termination due to the conditions in clauses (a)-(f) shall not constitute Termination for Good Reason unless the Executive provides notice to the employer within 90 days of the initial existence of the condition described in clauses (a)-(f) and allows at least 30 days for the condition to be corrected.

This definition shall be construed and applied in a manner that is consistent with Treas. Reg. § 1.409A-1(n)(2).

1.10	Participant means an employee of a Southwest Company selected for participation in the Plan by the Board or Committee.

1.11	Plan means this Amended and Restated Severance Compensation Plan and amendments hereto.

1.12	Principal Employer means the Southwest Company that provided the majority of earnings to a Participant during the twelve months prior to a Qualifying Termination of Service, Termination for Cause, or request for arbitration, as the case may be, and any successor thereto that is a Southwest Company.

1.13 Qualifying Termination of Service means either:

(a)	a Participant’s involuntary termination of employment with the Bank and its subsidiaries or their successors; or

(b)	a Participant’s voluntary termination of employment with the Bank and its subsidiaries for Good Reason,

in either case within two (2) years following a Change in Control. Qualifying Termination of Service does not include any change in the Participant’s employment status due to disability or death or a Termination for Cause.

1.14	SNB-Stillwater means Stillwater National Bank and Trust Company and any successor corporation.

1.15	SNB-Wichita means SNB Bank of Wichita and any successor corporation.
1.16	Southwest means Southwest Bancorp, Inc., and any successor corporation.
1.17	Southwest Company means Southwest Bancorp, Inc. or any of its Affiliates.

1.18	Specified Employee shall mean those employees designated by the Committee annually as of December 31 as a Specified Employee. The Committee shall designate as Specified Employees participants in The Stillwater National Bank and Trust Company Employees Profit Sharing Plan who are designated as key employees under section 416 of the Code as of that December 31, plus any other employees not participating in the Profit Sharing Plan who would be designated as key employees were they participants in the Profit Sharing Plan. Any individual so designated who is still employed as of the following April 1 shall become a Specified Employee from April 1 through the next March 31. If a corporate transaction occurs, the Committee has authority to determine alternative methods for designating Specified Employees and satisfying the six-month delay rule, to the extent permitted by Treas. Reg. § 1.409A-1(i).

1.19	Termination for Cause means a Participant’s termination of employment with any Southwest Company because of:

(a)	the continued failure by the Participant to devote reasonable time and effort to the performance of Participant’s duties (other than a failure resulting from the Participant’s incapacity due to physical or mental illness) after written demand for improved performance has been delivered to the employee by the Participant’s Principal Employer which specifically identifies:

(i)	how the Participant has not devoted reasonable time and effort to the performance of Participant’s duties; or

(ii)	the willful engaging by Participant in misconduct that is materially injurious to any Southwest Company, monetarily or otherwise; or

(iii)	the Participant’s ineligibility for coverage under a banker’s blanket bond policy maintained on or on behalf of any Southwest Company that is a depository institution.

Unless such acts caused the Participant to be ineligible for coverage under a banker’s blanket bond policy, a Termination for Cause shall not include a termination attributable to: (i) bad judgment or negligence on the part of the Participant other than habitual negligence; or (ii) an act or omission believed by the Participant in good faith to have been in or not opposed to the best interests of the Southwest Companies and reasonably believed by the Participant to be lawful; or (iii) the good faith conduct of a Participant in connection with a Change in Control (including Participant’s opposition to or support of the Change in Control).

ARTICLE II
BENEFITS

2.1	Designation of Participants. The Participants shall be those employees of Southwest or its Affiliates listed on Exhibit A and others designated by the Board or the Committee from time to time as Participants in the Plan.

2.2	Severance Compensation.

(a)	Upon the Qualifying Termination of Service of any Participant, the terminated Participant shall be entitled to severance compensation equal to the percentage of the Participant’s Annual Earnings designated on Exhibit A or by the Board or the Committee at the time the employee is selected for participation in the Plan, but in no event greater than the greater of the following amounts, for the year in which the Qualifying Termination of Employment occurs: (i) 150% of a Participant’s Annual Earnings, or (ii) or the amount which would be deductible by the Southwest Companies under Code Section 280(G), after taking into consideration all payments to such Participant covered by such section. The severance compensation shall be paid to the Participant by its Principal Employer in a single, lump sum payment promptly after Participant’s Qualifying Termination of Service if permitted by Section 2.4(a). However, if the Participant is a Specified Employee and the severance compensation is excess compensation as described in Section 2.4(b), a later, additional lump sum payment shall be made under Section 2.4(b). All payments of severance benefits shall be reduced by the amount of applicable Federal, State, and local withholding taxes, and FICA and FUTA taxes.

(b)	If the Principal Employer of a Participant designated by the Board or the Committee has not executed this Plan, any obligation to that Participant under this Plan not paid by Affiliates of Southwest shall be paid by Southwest.

2.3	No Funding or Payments. All compensation due a Participant under this Plan is unfunded and unsecured and is payable out of general funds of the respective Southwest Company or Companies.

2.4	Timing of Payments.

(a)	Severance compensation that does not constitute excess compensation as described in (b) shall be paid promptly after, and in no event later than 30 days after, Participant’s Qualifying Termination of Service.

(b)	If the Participant is a Specified Employee, then severance compensation that constitutes excess compensation as described in this subsection shall not be paid until six months after the Participant’s Qualifying Termination of Service or, if earlier, the date of death. Excess compensation is the portion of severance compensation that exceeds two times the lesser of (i) the Participant’s annualized Earnings for the Participant’s taxable year preceding the year in which termination occurs (adjusted for any increase during that year that was expected to continue indefinitely absent termination of service), and (ii) the maximum amount that may be taken into account under Code Section 401(a)(17) for the year in which termination occurs.

(c)	If severance compensation is not paid within thirty (30) days of the Qualifying Termination of Service, there shall be paid, in addition to such amount, interest on the amount due at a rate of 5% in excess of the prime rate as published in the Wall Street Journal-Southwest Edition from time to time (or at the highest of such rates if a range is published) from the date which is thirty (30) days following the Qualifying Termination of Service to the date of payment.

ARTICLE III
MISCELLANEOUS PROVISIONS

3.1	Plan Administration Authority and Claims Procedures.

(a)	Section 409A Compliance. The parties hereto intend that this Plan shall comply in all respects with Section 409A of the Internal Revenue Code as added by the American Jobs Creation Act of 2004 and related Internal Revenue Service regulations and other guidance (collectively, “§ 409A”). The Committee’s and the Board’s authority under subsection (b) shall be exercised in a manner consistent with § 409A.

(b)	Committee and Board Authority. The Committee shall have authority to administer the Plan. In the absence at any time of a duly appointed Committee, the Plan shall be administered by the Board. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee’s authority includes the following:

(1)	authority to delegate Plan administration functions to employees of Southwest Bancorp, Inc. or Affiliates or other agents;

(2)	authority to prescribe, amend and rescind rules and regulations relating to the Plan;

(3)	authority to determine eligibility for benefits, amount and payment of benefit claims and resolution of claim disputes as provided in subsection (c).

In administering the Plan, the Committees has full discretionary authority to make factual determinations, to construe the terms of the Plan, to determine compliance with § 409A and to otherwise interpret the Plan (including ambiguous provisions). The Committee’s decisions shall be binding, final and conclusive upon all parties, except where (i) Plan terms state that a Committee decision is ministerial, or (ii) where a benefit claimant timely appeals from a Committee decision under subsection (c), in which case the ultimate decision on appeal shall be binding, final and conclusive upon all parties, subject only to judicial review.

(c)	Benefit Claims. The Committee shall be responsible for determining all claims for benefits under this Plan. Within ninety (90) days after receiving a claim, the Committee shall notify a Participant of its decision. If the decision is adverse to the Participant, the Committee shall advise him or her of the reasons for the decision, of the Plan provision involved, of any additional information the Participant must provide to perfect the claim and of the right to request a review of the decision. Regardless, an individual member of the Committee shall not participate in a decision on his or her own benefit claim.

A Participant may request a review of an adverse Committee decision by written request, made within sixty (60) days after receipt of the decision, submitted to the Board. The Participant or his attorney may review pertinent documents and submit written issues and comments. Within sixty (60) days after receiving a request for review, the Board shall notify the Participant in writing of (a) its decision, (b) the reasons therefor, and (c) the Plan provisions upon which it is based.

In the event the Participant continues to dispute the Board’s decision on appeal, the Participant is entitled to a second level of appeal by initiating mediation or arbitration or both, whichever the Participant elects. The Participant must begin a second level of appeal by submitting a written request for mediation under the Commercial Mediation Rules of the American Arbitration Association, unless the Participant wishes to decline mediation, in which case the Participant shall request only arbitration. If mediation is elected and does not resolve the dispute within sixty days of the written request for mediation, the dispute shall be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration award is subject to judicial review to the same extent as a final discretionary decision by the Board would be subject to judicial review were it the final decision. In connection with such mediation and arbitration, the following rules shall apply: (a) any mediation shall be held in the city in which the Participant resides at the time of submission to mediation; (b) any mediation or arbitration shall be conducted by a single person who shall serve as both mediator and arbitrator; and (c) the costs of any mediation and arbitration shall be borne by the Principal Employer or, if the Principal Employer of a Participant designated by the Board or the Committee has not executed this Plan, any obligation to that Participant under this Plan for such costs not paid by Affiliates of Southwest shall be paid by Southwest.

3.2	No Guarantee of Employment. Nothing contained herein shall be construed as a contract of employment or be deemed to give any Participant the right to be retained in the employ of any Southwest Company, or to interfere with the rights of any such employer to discharge any individual at any time, with or without cause. No severance compensation shall be payable hereunder as a result of any termination of employment occurring prior to a Change in Control.

3.3	Amendment and Termination. The Board may at any time, or from time to time, amend this Plan in any respect or terminate this Plan without restriction and without consent of any Participant or beneficiary, provided that any such amendment or termination shall not impair the rights of any Participant hereunder without the consent of such Participant. Once a Participant has been selected by the Board, this Plan shall constitute a contract between the Participant and the Southwest Company or Companies that employed participant at the later of the date of such selection or the Participant’s first day of employment thereafter by a Southwest Company.

3.4	Non-Alienation of Benefits. No benefit payable hereunder may be assigned, pledged, mortgaged or hypothecated and, except to the extent required by applicable law, no such benefit shall be subject to legal process or attachment for the payment of any claims of a creditor of a Participant.

3.5	Payment to Representatives. If any Participant dies after a Qualifying Termination of Service and before receipt of payment hereunder, the severance compensation otherwise due to such Participant shall be payable to Participant’s estate. If any individual entitled to receive any benefits hereunder is determined by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they shall be paid to the duly appointed and acting guardian, if any, and if no such guardian is appointed and acting, to such persons as the Committee may designate. Such payment shall, to the extent made, be deemed a complete discharge for such payments under this Plan.

3.6	Governing Law. The provisions of this Plan shall be construed under the laws of the State of Oklahoma except as preempted by federal law.

3.7	Titles and Headings. The titles to articles and headings of sections of this Plan are for convenience of reference and, in case of any conflict, the text of the Plan, rather than such titles and headings, shall control.

3.8	Legality. No Southwest Company shall have any obligation to make any payments under this plan to the extent such payments would be in violation of Section 18(k)(j) of the Federal Deposit Insurance Act or any other law or regulation directly applicable to the Southwest Company.

IN WITNESS WHEREOF, the undersigned have executed this Agreement this 27th day of December, 2007.

Attest: [seal]		SOUTHWEST BANCORP, INC.
By:	/s/Kerby E. Crowell	/s/ Rick Green

	Secretary	President and Chief Executive Officer
STILLWATER NATIONAL BANK AND
Attest: [seal]		AND TRUST COMPANY
By:	/s/Kerby E. Crowell	/s/ Rick Green

	Secretary	President and Chief Executive Officer

EXHIBIT A

	Severance Compensation Expressed
Participants	as a Percentage of Annual Earnings

Kerby E. Crowell		200%
Rick J. Green	300%
Steven N. Hadley		100%
Rex Horning	100%
Jerry Lanier	200%
Leonard M. McLaughlin	100%
Steve M. Peterson	100%
Kimberly G. Sinclair	100%
Gary Teel	100%
Charles Westerheide	100%
David L. York	100%
Scott B. Jones	50%
Sharon L. Knight	50%

• * *

Pursuant to Resolution of the Board of Directors

Date:	December 27, 2007
Attest: [seal]		SOUTHWEST BANCORP, INC.
By:	/s/Kerby E. Crowell	/s/ Rick Green

	Secretary	President and Chief Executive Officer
STILLWATER NATIONAL BANK AND
Attest: [seal]		AND TRUST COMPANY
By:	/s/Kerby E. Crowell	/s/ Rick Green

	Secretary	President and Chief Executive Officer

ADOPTION BY AFFILIATE OF SOUTHWEST BANCORP, INC. OF
AMENDED AND RESTATED SEVERANCE COMPENSATION PLAN

Pursuant to Resolution of its Board of Directors, the undersigned officers of      hereby adopt the foregoing Southwest Bancorp, Inc. and Affiliates Amended and Restated Severance Compensation Plan for the benefit of certain officers, key management and highly compensated employees.

Date:	, 20
Attest: [seal]		_____________________________
By:	Kerby E. Crowell	By:

	Secretary	President and